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                                                                    EXHIBIT 2.2


                               PURCHASE AGREEMENT

       THIS PURCHASE AGREEMENT ("Agreement") is made and entered into on June __, 1998 by and between Epic Resorts - Palm Springs Marquis Villas, Inc., a Delaware corporation ("Purchaser"), Palm Springs Marquis, Inc., a Delaware corporation ("Company"), and Mark Bragg ("Shareholder"). For purposes of this Agreement, the Company and the Shareholder are hereinafter referred to collectively as the ("Sellers").

                                   RECITALS

       Purchaser is a company engaged in the development of time shared resorts and the sale of time share interests in the resorts it develops. Shareholder is the sole owner of the Company. The Company leases three parcels of real property. On two of the parcels, there is located a one hundred sixty three
(163) room hotel and on the third parcel, there is located one hundred and one
(101) villa units. The real property is located in Palm Springs, California. Shareholder owns all of the issued and outstanding shares of the capital stock of the Company ("Company Shares").

       In accordance with the provisions of this Agreement, Purchaser will loan the Shareholder Two Hundred and Fifty Thousand ($250,000) Dollars within five
(5) days of the execution of this Agreement and will purchase all of the Villa Assets, as hereinafter defined, for a total price of Fourteen Million ($14,000,000) Dollars on or before June 30, 1998, all as set forth in this Agreement.

                                   ARTICLE I
                        LOAN, CONSIDERATION AND CLOSING

       Section 1.1 INCORPORATION OF RECITALS. The recitals set forth above are incorporated herein by reference and are a part of this Agreement.

       Section 1.2   LOAN, TIME AND PLACE FOR CLOSING.

       (a) Within five (5) days after execution of this Agreement by both parties, Purchaser will loan Shareholder Two Hundred Fifty Thousand ($250,000) Dollars ("Loan"). The Loan will bear at 10% interest per annum and will have a term of ninety (90) days from the date the Loan is made. The Loan will be evidenced by a promissory note executed by the Shareholder and the Shareholder's wife in the form attached as Schedule 1.2(a).

       (b) The Closing, as hereafter defined, shall take place at the time set forth in Section 1.6. The Closing is subject to the conditions set forth in
Article VI and Article VII being satisfied or waived, time being of the essence. The Closing will take place, at the offices of Schlecht, Shevlin & Shoenberger, 801 East Tahquitz Canyon Way, Suite 100, Palm Springs, California 92263-2744, or such other place as the parties hereto may agree upon. The exact date of the Closing shall be established by a written notice sent by Purchaser to Shareholder.

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       (c)    If the failure to conclude this transaction is due to the refusal and failure of Sellers to perform their obligations under this Agreement, Purchaser may seek to enforce this Agreement with an action of specific performance, in lieu of, any other rights and remedies available to the Purchaser under this Agreement, or at law or in equity, including, without limitation an action to recover their actual damages resulting from the default of Sellers. If the failure to conclude this transaction is due to the refusal and failure of Purchaser to perform its obligations under this Agreement, Sellers may seek to enforce this Agreement with an action of specific performance, in lieu of, any other rights and remedies available to the Sellers under this Agreement, or at law or in equity, including, without limitation, an action to recover their actual damages resulting from the default of Purchaser.

       Section 1.2   VILLA ASSETS.

       (a) The Company is the lessee under a certain ground lease (the "Villa Ground Lease") described as follows, covering the real property described as follows: Business Lease (No. PSL-253) dated November 23, 1979, as amended, entered into by and between Steven Allen Rice, as lessor, and Western Ventures, Inc., as lessee, and recorded on August 9, 1983, as Instrument No. 160117 in the Official Records of Riverside County, California, which Villa Ground Lease covers the following Real Property located in Riverside County, California:
Blocks 21 and 24 as shown on the Official Plat of the Survey on file in the Bureau of Land Management, in Section 14, Township 4 South, Range 4 East, San Bernardino Base and Meridian. Western Ventures, Inc. has heretofore assigned its interest in the Villa Ground Lease to the General Partnership. The General Partnership has heretofore assigned its interest in the Villa Ground Lease to the Limited Partnership, Banque Paribas acquired title from the Limited Partnership by the Trustee's Deed and the Company has heretofore acquired from Banque Paribas its interest in the Third Ground Lease by the Paribas Assignment.

       (b) The real property which is leased by the Company under the Villa Ground Lease is improved with one hundred one (101) villa units, together with related parking and other facilities and appurtenances ("Villa Building"). For purposes of this Agreement, the following personal and real property are hereinafter referred to as the ("Villa Assets"):

              (i) the Villa Ground Lease and all amendments thereto is attached to this Agreement as Schedule 1.2(b)(i);

              (ii) all improvements located on the real property subject to the Villa Ground Lease, including, without limitation, the Villa Buildings, swimming pools, garages, maintenance buildings, and parking lots ("Villa Improvements");

              (iii) all easements and all other rights appurtenant to the real property which is subject to the Villa Ground Lease, including without limitation, easements and rights-of-way for access, drainage, water, utilities and other purposes incident to the use of the land and improvements located on the Villa Ground Lease (collectively referred to as the "Villa Appurtenances");

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              (iv)   all personal property located in or on the Villa
       Improvements, including but not limited to all furniture, equipment, furnishings, fixtures, linen, china, glass, silver, uniforms, kitchen equipment and supplies, other equipment, toiletries, housekeeping and laundry supplies, paper and accounting supplies, restaurant supplies and other operating supplies, together with all replacements and additions thereto ("Villa Personal Property"), an inventory of the Villa Personal Property as of ________ is attached hereto as Schedule 1.2(b)(iv);

              (v) all cash, deposits and accounts receivable paid for the occupancy of the Villa Improvements where the occupancy will take place after the Closing Date and all rights under insurance policies insuring the Villa Improvements for damage which occurred prior to the Closing Date ("Villa Current Assets");

              (vi) all building permits, certificates of occupancy and other permits, licenses, governmental approvals, and agreements which have been or are being utilized in connection with the ownership, operation, and maintenance of the Villa Improvements (collectively referred to as the "Villa Licenses and Permits"), a listing of the Villa Licenses and Permits is attached hereto as Schedule 1.2(b)(vi);

              (vii) leases, room reservations and tenancy agreements under which the Company has given any person or entity the right to occupy any portion of the Villa Improvements (collectively referred to as the "Villa Occupancy Leases");

              (viii) the name "Marquis Villa" as well as any logos, signs, trademarks and other rights relating to said name, telephone number(s) of the Villa Improvements and all intangible personal property used or useful in the operation, repair and maintenance of the Villa Improvements (collectively referred to as the "Villa Intangible Property");

              (ix) all architectural drawings of the Villa Improvements and plans and specifications (e.g., including, but not limited to structural, electrical, plumbing, landscaping, etc.) utilized in the development of the Villa Improvements and construction of the Villa Improvements in the possession of the Company (collectively referred to as the "Villa Plans");

              (x) all manufacturers, sales and service warranties applicable to the Villa Improvements and Villa Property (collectively referred to as the "Villa Warranties"), a list of all Villa Warranties is attached as
       Schedule 1.2(b)(x).

       Section 1.3 NON-ASSUMPTION OF LIABILITY. Effective upon the Closing Date, the Sellers hereby indemnify the Purchaser against all liabilities and obligations of any nature, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, arising out of occurrences prior to the Closing Date pertaining to: (a) any occurrence or circumstance (whether know or unknown) which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement or obligation (whether written or oral) relating or

                                       3
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pertaining to the Company and or Villa Assets; (b) injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory occurring, taking place on or relating or pertaining to the Company or Villa Assets; (c) violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income sales, use, franchise, excise or property tax liabilities of the Company for all periods prior to the Closing Date; (d) existence of any Hazardous Materials (as hereinafter defined in Section 3.6) on the real property subject to the Villa Ground Lease or the disposal of any waste generated by, from or in connection with the Villa Improvements; (e) any agreement or arrangement between Company and the employees of the Company or any labor or collective bargaining unit representing any such employees entered into and/or accruing on and prior to the Closing Date; (f) any severance pay obligation of the Company or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by the Company or to which the Company contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by the Company, all accruing and/or entered into on or prior to the Closing Date; (g) the debts and obligations of Company arising and/or created on or prior to the Closing Date; and (h) liabilities or obligations of the Sellers for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder. Sellers agrees to indemnify Purchaser and the Company, its successors and assigns from and against all of the above liabilities and obligations in accordance with
Section 8.1 of this Agreement.

       Section 1.4 EXISTING LOANS. On the Closing Date, the Villa Assets may be encumbered by either the following loans or by a loan held by Textron, Inc. ("Existing Debt"); provided that any loan secured by the Villa Assets, except for the Textron, Inc. loan, may be prepaid at the Closing. As of the date hereof, the Existing Debt is evidence by the following instruments: (i) a Promissory Note in the amount of $9,750,000 dated March 27, 1997 executed by the Company to the order of Backacre Bridge Capital, L.L.C. and (ii) a Promissory
Note in the amount of $1,000,000 dated March 27, 1997 executed by the Company to the order of Blackacre Palm Springs, L.L.C. If the Existing Debt is a loan held by Textron, Inc., any pre-payment penalty will be paid at Closing by Purchaser.

       Section 1.5   AGREEMENT TO SELL VILLA ASSETS; CONSIDERATION.

       (a) At the Closing Date, the Company agrees to transfer and deliver to Purchaser all of the Villa Assets and Purchaser agrees to purchase and pay for the Villa Assets, the total consideration of $14,000,000 ("Purchase Price"), as adjusted as set forth in this Section 1.5. The Loan, if not pre or re-paid as of the Closing Date, will be credited against the Purchase Price and the principal and interest owned on all Existing Debt will be paid at Closing by the Sellers out of the Purchase Price. The Loan, if credited against the Purchase Price, shall be deemed paid in full.

       (b) Purchaser shall be responsible for payment, at Closing, of the following: the costs of recording the Deed; all of any pre-payment penalty on the Existing Debt; documentary stamps,

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including any local surtax, applicable to the Deed.  Sellers shall be responsible for payment, at Closing, of the costs of recording any corrective instruments and any transfer taxes.

       (c)    The following shall be prorated and adjusted as of the date of
Closing:

              (i) Real and personal property taxes shall be prorated based upon the current year's tax with due allowance made for the maximum allowable discount and exemptions if allowed for said year. If the current year's assessment is not available, then taxes will be prorated based upon the tax assessment for the Villa Property for the immediately preceding year, with due allowance made for the maximum allowable discount and exemptions if allowed for said year. The tax proration shall be subsequently readjusted upon receipt of the actual tax bill within ten (10) days after written request of either party hereto. This provision shall survive the termination of this Agreement and the conveyance of the Villa Assets to Purchaser.

              (ii) Certified governmental liens or special assessment liens on the Villa Assets, if any, will be paid by the Sellers. Pending governmental liens on the Villa Assets, if any, will be assumed by the Purchaser unless the improvement for which the lien has been levied has been substantially completed as of the date of Closing, in which event Sellers shall pay for such pending liens.

              (iii) Security deposits, if any, from tenant's leases and other contracts, deposits, including advance booking deposits, prepaid rent and escrows held in connection with or the occupancy of the Villa Improvements Property shall be transferred to Purchaser.

              (iv) Rents and other revenues shall be prorated. Proration of rents shall be of those actually received and Purchaser shall be entitled to all rents and other income accruing from and after the date of Closing. Any rentals or other sums due Sellers before Closing, but not yet collected as of the date of Closing, shall be the Seller's exclusive responsibility to collect.

              (v) All utility charges, including but not limited to, telephone service, gas, water and sewer, and electric power shall be prorated as of the Closing Date. At least ten (10) days prior to Closing, Seller shall notify all utilities servicing the Villa Improvements of the contemplated change in ownership, and direct that current billings for services rendered up to the Closing Date be directed to the Company and that all future billings for services rendered on or after the Closing Date be directed to Purchaser with no interruption of service. Such notice shall be provided in writing and copies of same furnished by Sellers to Purchaser. Only deposits, standby charges and other prepayments which may be assignable and are assigned to Purchaser shall be paid for by Purchaser at Closing. Non-assignable deposits and other charges shall be refunded to the Company and replaced by Purchaser with appropriate adjustment to the proration.

              (vi) All other income, receivables, claims and rights to revenue derived from the Villa Assets accruing or relating to the period up to the Closing Date shall belong to

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       the Company and it shall be Company exclusive responsibility to collect same if it has not done so by Closing. All other income relating to the Villa Assets shall be paid to the Purchaser.

              (vi) Insurance premiums relating to the Villa Assets shall be prorated if Purchaser elects to assume such insurance.

       Section 1.6   CLOSING DATE.

       (a) Following execution of this Agreement, Purchaser and Sellers shall be obligated to consummate the transfer of the Villa Assets to Purchaser and the payment of the purchase price set forth in Section 1.5 by Purchaser to the Company strictly in accordance with terms set forth herein on the latter of June 30, 1998 or within five (5) days after the conditions set forth in Article VI and Article VII have been satisfied or waived, time being of the essence. For purposes of this Agreement, the day that the deliveries set forth in Section 1.6(b) and 1.6(c) are made and the purchase price is paid by the Purchaser to the Company shall be referred to as the ("Closing Date") and the actions of delivering the items set forth in Section 1.6(b) and 1.6(c) shall be referred to as the ("Closing").

       (b) At the Closing, purchaser shall deliver or cause to be delivered, all duly and properly executed, and authorized (where applicable) the following:

              (i) the Purchase Price by good funds delivered by wire transfer to First American Title Insurance Company, as escrow agent ("Escrow Company");

              (ii) a copy of resolutions of the directors of Purchaser authorizing the execution and delivery of this Agreement and each other agreement to be executed in connection herewith (collectively, the "Collateral Documents") and the consummation of the transactions contemplated herein and therein; and

              (iii) such other and further documents as may be reasonable appropriate to consummate the transaction in accordance with the provisions of this Agreement.

       (c) At the Closing, Sellers shall deliver to Escrow Company or cause to be delivered, all duly and properly executed, authorized and issued (where applicable) the following:

              (i) An assignment of the Villa Ground Lease in recordable form, free and clear of all mortgages, liens and encumbrances and subject only to the Permitted Exceptions, as hereinafter defined;

              (ii)   Bill of Sale for all Villa Current Assets;

              (iii) An assignment of the Company's right, title and interest in and to the Villa Licenses and Permits, Villa Occupancy Leases, Villa Plans and Villa Warranties;

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              (iv)   An Affidavit reciting that there are no contractor's liens against the real property which is subject to the Villa Ground Lease and that, within the past one hundred and twenty (120) days, there have been no improvements, alterations or repairs for which the costs thereof remain unpaid, with the exception of anything previously disclosed to Purchaser, the real property subject to the Villa Ground Lease and the Villa Ground Land is free and clear of all liens, taxes, encumbrances and claims whatsoever, with the exception of real estate taxes for the year of closing; that there are no parties in possession or with a right or claim to possession; and that affiant has received no notice of any violations of County or municipal ordinances pertaining to the real property which is subject to the Villa Ground Lease;

              (v) A Standard FIRPTA affidavit acknowledging that the Company is not a "foreign person" as defined and set forth in Section 1445 of the Internal Revenue Code (or, in the event the Company is a "foreign person," providing Purchaser with sufficient information for Purchaser to comply with the withholding requirements thereof);

              (vi) A standard "gap" affidavit in the form required by the title company issuing a title insurance policy to Purchaser on the leasehold interest of the Villa Ground Lease;

              (vii) Appropriate certificates or resolutions of authority confirming the authority of the individual(s) executing the closing documents; and

              (viii) Such other and further documents as may be reasonably appropriate to consummate the transaction in accordance with the provisions of this Agreement.

       Section 1.7 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

       (a)    by mutual written agreement of Purchaser and Sellers;

       (b) by Purchaser or Sellers, in the event the other makes a material misrepresentation under this Agreement or breaches a material covenant or agreement under this Agreement; or

       (c) by purchaser or Sellers, if the Closing Date shall not have occurred by June 30, 1998, or such other date as may be agreed to by the parties hereto in writing, due to the non-fulfillment of a condition precedent to such party's obligation to close as set forth at Article VII or VIII hereof, as applicable (through no fault or breach by the terminating party).

       In the event this Agreement is terminated as provided herein, this Agreement shall become void and be of no further force and effect and no party hereto shall have any further liability to any other party hereto, except that this Section 1.7, and Article IX, Section 9.4, and Section 9.13 shall survive and continue in full force and effect, notwithstanding termination. The termination of this Agreement shall not limit, waive or prejudice the remedies available to the parties, at law or in equity, for a breach of this Agreement. If this Agreement is terminated, all

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due diligence and other documentation delivered to Purchaser by the Sellers shall be returned to the Sellers.

                                   ARTICLE II
                               CONDITION OF TITLE

       Section 2.1 OWNERS TITLE POLICY. As a condition to Purchaser's obligation to consummate the transaction, the Purchaser on the Closing Date shall be able to obtain, with respect to the Villa Ground Lease, an extended coverage owner's policy of title insurance from the Escrow Company, dated as of the Closing Date, in the amount equal to the fair market value of such Villa Improvements. The title policy shall include comprehensive, access, contiguity and non-imputation endorsements, and shall insure title to a leasehold estate in the Villa Ground lease and the easement rights as to the tunnel under Calle Encilia vested in the Company under the Villa Ground Lease, subject only to the Permitted Exceptions permitted by Section 2.2 hereof (the "Owners Policy"). Sellers shall pay the cost of the Owners Policy.

       Section 2.2 PERMITTED EXCEPTIONS. The Owners Policy shall insure that Purchaser has good and marketable title to the Villa Ground Lease, without any exceptions whatsoever except those (i) listed on Schedule 2.2 attached hereto,
(ii) the standard printed exceptions to, exclusions from, coverage contained in the Owners Policy, (iii) matters created by or with the written consent of Purchaser, and (iv) matters that may be disclosed by an inspection of the Villa Improvements or which are approved by Purchaser in writing ("Permitted Exceptions"). At Closing, if there are any exceptions to title other than as set forth above, Sellers shall satisfy and or remove the exceptions by the payment of money up to an amount of money equal to the Purchase Price.

       Section 2.3 SURVEY. The Sellers shall furnish Purchaser with a survey relating to all of the real property which is subject to the Villa Ground Lease and Villa Improvements that is sufficiently current and detailed to enable the Escrow Company to issue the Owners Policy without a survey exception. If a new survey is required, Sellers and Purchaser shall share the cost of such survey.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

       With knowledge that Purchaser is relying upon the representations, warranties and covenants herein contained, Sellers jointly and severely represent and warrant to Purchaser and make the following covenants for Purchaser's benefit. The representations and warranties shall be true as of the date of this Agreement and on the Closing Date. When the phrase "to Sellers' knowledge" or any equivalent phrase is used in this Agreement, the phrase shall mean the actual knowledge of any Sellers or the information and/or knowledge the Shareholder would actually possess had such Shareholder acted with due diligence in the conduct of his duties as an officer, director or employee of the Company.

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       Section 3.1   ORGANIZATION AND STANDING.  The Company is a corporation
duly organized, validly existing and in good standing under the laws of the state of their incorporation, with full power and authority to own its properties and conduct its business as now being conducted. The Company does not own any stock or interest in any other corporation, partnership, or other business organization. The Shareholder, at Closing, will own all of the outstanding securities issued by the Company.

       Section 3.2 CONDITION OF PERSONAL PROPERTY. All of the Villa Personal Property is in reasonably good condition, normal wear and tear excepted, and is sufficient in type, quantity and quality to maintain the Villa Improvements and rent out the rooms contained in the Villa Improvements in the same manner as the Company currently conducts operations.

       Section 3.3   CONDITION OF VILLA IMPROVEMENTS.

       (a) All of the Villa Improvements, including all mechanical systems such as heating, air conditioning, electrical and plumbing, are in reasonably good condition, normal wear and tear excepted. Sellers have no knowledge of any latent or patent defect or design deficiency in the foundation, structure, roof, paved areas or mechanical systems of the Villa Improvements, including, without limitation, the heating, ventilation and cooling systems, the electrical system, the plumbing system or the elevators. The Company has not received any written notice from any insurance carrier which has issued a policy of insurance with respect to all or any portion of the Villa Improvements or the operation thereof of any defects or deficiencies or requesting the performance of any repairs, alterations or other work with respect to the Villa Improvements.

       (b) Sellers have not received any written official notice, or any informal written or oral notice of any contemplated condemnation proceedings against the whole or any part of the Villa Improvements.

       (c) The real property which is the subject of the Villa Ground Lease is presently zoned to permit the development and operation thereon of residential time share units, subject only to the receipt of a conditional use permit; there are no moratoria or similar conditions that will prevent the development and operation of the Villa Improvements into residential time share units; there are no current violations of any building, zoning or other requirements of any applicable governmental authority affecting the Villa Improvements.

       (d) The Sellers have no knowledge of any fact or condition which would result in the termination or reduction of the current access from the Villa Improvements existing public streets; and Sellers has no knowledge of any proposed road widening or other construction activity within the vicinity of the Villa Improvements.

       (e) The Company is in sole and undisputed possession of the Villa Improvements and no other person or entity is entitled to possession of all or any portion of the Villa Improvements or the real property which is subject to the Villa Ground Lease. There are no leases with respect to the Villa Improvements, other than the Villa Ground Lease.

       (f) The Sellers have not received any notice and has no knowledge of any pending liens, increased assessments or tax rates, or any special assessments to be made against the Villa Improvements by any governmental authority.

       (g) Public water, public sanitary sewer, electricity, and telephone services have been installed to the Villa Improvements through appropriate easements.

       Section 3.4   ENVIRONMENTAL COMPLIANCE.  Except as disclosed on Schedule
3.4,

       (a) The Villa Improvements and the real property which is the subject of the Villa Ground Lease ("Villa Premises") do not contain any Hazardous Materials, as hereafter defined.

       (b) There are no underground or above-ground storage tanks on or under the Villa Premises, and Sellers has no knowledge of the removal of any underground or above-ground storage tanks from the Premises.

       (c) There are no transformers containing or contaminated with Hazardous Materials on the Villa Premises, and Sellers has no knowledge of the removal of any such transformers from the Villa Premises.

       (d) The Sellers have not engaged in or permitted any hazardous Materials Use in, at, under, or in connection with the Villa Premises nor, to Seller's knowledge, has any previous owner or tenant of the Villa Premises engaged in or permitted any Hazardous Materials Use in, at, under, on or in connection with the Villa Premises.

       (e) Sellers has not received notice or actual knowledge of: (i) any claim, demand, investigation, enforcement, response, removal, remedial or other governmental or regulatory action instituted or threatened, against Sellers or the Villa Premises pursuant to any Hazardous Materials Law; (ii) any claim, demand, suit or action made or threatened by any person against Sellers or the Villa Premises relating to any form of damage, loss or injury resulting from or claimed to result from, any Hazardous Materials Law; and (iii) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Materials on, about, beneath, arising from or generated at the Villa Premises, including without limitation, any notice of violation, citation, complaint, order directive, request for information or response thereto, notice letter, demand letter or compliance schedule. If discovered prior to the Closing Date, Sellers shall immediately advise Purchaser of any of the claims or communications listed in clauses (i) through (iii) above and also shall immediately advise Purchaser of the discovery of any Hazardous Materials on, about, beneath, or arising from the Villa Premises or the discovery of any condition on, arising from the Villa Premises or the discovery of any condition on, about, beneath, or arising from the Villa Premises which might give rise to liability, the imposition of a statutory lien or require response, removal or remedial action under any Hazardous Materials Law.

       (f) As used, in this Agreement, "Hazardous Materials" shall mean (i) asbestos in any form; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment which contain

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dialectic fluid containing levels of polycholorinated biphenyls (PCB's) in excess of 50 parts per million; (iv) lead paint; (v) any substance or residual deemed hazardous or toxic, or required to be disclosed, reported treated removed, disposed of or cleaned up by any applicable Hazardous Materials law; and (vi) any other substance residual or material to which exposure is prohibited, limited or regulated by any federal, state or local authority, or which, even if not so regulated, is known to pose a hazard to the health and safety of the occupants of the Villa Premises or of property adjacent to the Villa Premises.

       (g) As used in this Agreement, "Hazardous Materials Law" shall mean a federal, state, or local statute, law, ordinance, code, regulation, rule, order or decree (whether by court or by a governmental or quasi-governmental entity or agency having authority), in effect on the date hereof or hereafter enacted, promulgated or issued.

       (h) As used in this Agreement, "Hazardous Materials Use" shall mean activities involving, directly or indirectly, the manufacture, leak, spill, emission, deposit, discharge, release, use, transportation, generation, treatment, storage, disposal or handling of Hazardous Materials.

       Section 3.5   TITLE.

       (a) The Company has good and marketable title to, or a valid leasehold interest in, all of Villa Assets both real property and personal property, each free and clear of any mortgages, pledges, liens, encumbrances, charge, claim, security agreement or title retention or other security arrangement ("Liens"), except for the Permitted Encumbrances with respect to the Villa Ground Lease and except for the types of liens set forth in subparagraphs (i) through (iii) ("Allowed Encumbrances").

              (i) Liens imposed by law and incurred in the ordinary course of business for indebtedness not yet due to carriers, warehousemen, laborers or materialmen and the like;

              (ii) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation; and

              (iii) Liens for property taxes, assessments, or governmental charges not yet subject to penalties for nonpayment.

       (b) The Company does not lease any of the Villa Assets, except for the real property which is leased under the Villa Ground Lease. The Villa Ground Lease attached to this Agreement is the entire instrument and/or instruments constituting the Villa Ground Lease and there are no amendments to the Villa Ground Lease except as set forth as part of Schedule 1.2(b)(i).

       Section 3.6 POLICIES OF INSURANCE. All insurance policies, performance bonds, and letters of credit insuring the Company with respect to the Villa Assets which have not expired are listed on Schedule 3.6 attached hereto.
Schedule 3.6 includes the names and addresses of the insurers and sureties, policy and bond numbers, types of coverage or bond, time periods or projects covered and the names and addresses of all known banks, beneficiaries, agents or agencies with respect to each listed insurance policy, performance bond and letter of credit. All current insurance policies, performance bonds and letters of credits relating to the Villa Assets are in force and effect and the premiums thereon are not delinquent. Except as set forth in Schedule 3.6, the Company has not received any notification from any insurance carrier denying or disputing any claim made by any of the Company or denying or disputing any coverage for any such claim or denying or disputing the amount of any claim. The Company have no claim against any of their insurance carriers under any of policies insuring them pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

       Section 3.7 EMPLOYEES, PENSION, AND ERISA. The Villa Assets do not include any rights or obligations under any contract of employment with an officer or other employee of the Company or any Collective Bargaining Agreements. The Villa Assets do not include any rights or obligations under any employee benefit plans, funds or programs (within the meaning of the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) whether currently maintained and/or established or sponsored by the Company (whether or not they are now terminated) or to which the Company contributes, or has an obligation to contribute in the future, including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions ("Plans"), whether or not the Plans are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded, or (iv) generally available to all employees of the Company.

       Section 3.8 LEGAL PROCEEDINGS. There are no lawsuits presently pending nor have any lawsuits been threatened concerning the Villa Assets or any portion thereof, or Seller's title or right to convey the Villa Assets or any portion thereof hereunder, nor have Sellers any knowledge or any claims or liens existing or threatened against the Villa Assets or any part thereof, other than those listed on Schedule 3.8 attached.

       Section 3.9 LEGAL COMPLIANCE. The Shareholder and the Company have the right, power, legal capacity and authority to enter into, and perform their obligations under this Agreement, and, except as set forth in Schedule 3.9, no approvals or consents of any other persons, business or governmental units are necessary to be obtained by Sellers or the Company in connection with the transactions, filings with or notices to, contemplated by this Agreement.
Except as disclosed in Schedule 3.9 to this Agreement, the execution and performance of this Agreement will not result in a material breach of or constitute a material default or result in the loss of any material right or benefit under:

       (a) Any charter, by-law, agreement or other document to which the Company is a party or by which the Company or any of its properties is bound, including, without limitation, any agreement by or between any shareholder of the Company; or

       (b) Any decree, order or rule of any court or governmental authority which is binding on the Company or on any property of the Company; or

       (c) Any permit, certificate or license issued by any governmental authority under which the Company operates or pursuant to which the property of the Company is bound; or

       (d) Any agreement to which the Company is bound, including, without limitation, the Villa Ground Lease, bank loan documents, agreements with customers or suppliers and leases for equipment.

       Section 3.10 TRANSACTION INTERMEDIARIES. No agent, broker, financial advisor or other person acting pursuant to the express authority of the Company is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement, except for a commission owed to George David by the Sellers.

       Section 3.11 DISCLOSURE. The representations and warranties of Sellers contained in this Agreement, or in any Schedule or other document delivered by Sellers pursuant hereto, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary to make the statements contained not misleading. If, prior to Closing, Sellers become aware of any inaccuracy or misrepresentation or omission in any of the Schedules, they shall immediately advise Purchaser in writing of the inaccuracy, misrepresentation or omission.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       With knowledge that Sellers is relying upon the representations, warranties and covenants contained herein, Purchaser represents and warrants to Sellers and makes the following covenants for Seller's benefit. The representations and warranties shall be true as of the date of this Agreement and on the Closing Date.

       Section 4.1 ORGANIZATION AND EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as now conducted. Purchaser has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement.

       Section 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized and approved by the Board of Directors of Purchaser. No further corporate action is necessary on the part of Purchaser to consummate this Agreement in accordance with its terms. Purchaser has full authority to enter into and perform its obligations under this Agreement, and neither the execution, delivery nor performance by Purchaser of this Agreement will (i) result in a violation or breach of any term or provision nor constitute a default under the certificate of incorporation or bylaws of Purchaser or under any contract or agreement to which Purchaser is a party or by which it is bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body, or (ii) result in a violation or breach of any term or provision, or constitute a default or accelerate the performance required, under any indenture, mortgage, deed of trust or other contract or agreement to which Purchaser is a party or by which it or its properties is bound.

                                   ARTICLE V
                      ADDITIONAL AGREEMENTS OF THE PARTIES

       Section 5.1 ACCESS TO RECORDS. Sellers will give to Purchaser and its representatives, from the date hereof until the Closing Date, full access during normal business hours, upon reasonable notice, to all of the properties, books, contracts, documents and records of the Company, and will make available to Purchaser and its representatives all additional financial statements of and all information with respect to the business and affairs of the Company that the other party may reasonably request.

       Section 5.2 CONTINUATION OF BUSINESS. Sellers will operate the Villa Assets until the Closing Date in the ordinary course of business, consistent with past practice, so as to preserve its business organizations intact, to assure, to the extent possible to preserve for Purchaser the relationships of the suppliers, customers, and others who furnish goods and services with respect to the Villa Assets.

       Section 5.3 CONTINUATION OF INSURANCE. Sellers will keep in existence all policies of insurance insuring the Company against liability and property damage, fire and other casualty through the Closing Date, consistent with the policies currently in effect.

       Section 5.4 STANDSTILL AGREEMENT. Until the Closing Date, unless this Agreement is earlier terminated pursuant to the provisions hereof, Sellers will not, directly or indirectly, solicit offers for the shares or of the Company or for the Villa Assets or for a merger or consolidation involving the Company, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Villa Assets or the Company by merger, consolidation or other combination.

       Section 5.5 CONSENTS. Sellers and Purchaser shall cooperate with each other and use their bests efforts to obtain all approvals, authorizations and consents required to be obtained to consummate the transaction set forth in this Agreement, including, without limitation, the approval of every regulatory agency of federal, state, or local government that may be required in the opinion of either Purchaser or Sellers.

                                   ARTICLE VI
                            CONDITIONS OF PURCHASER

       The obligations of Purchaser to effect the transaction contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following items which are conditions to the Closing Date:

       Section 6.1 COMPLIANCE BY SELLERS. Sellers shall have performed and complied with all material obligations and conditions required by this Agreement to be performed or complied with by Sellers and the Company at or prior to the Closing Date. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement.

       Section 6.2 LITIGATION AFFECTING THIS TRANSACTION. There shall be no actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement or which might affect the right of Purchaser to own, operate in its entirety or control the Company, which, as a result of the transaction contemplated by this Agreement, might affect such right as to Purchaser or any affiliate thereof subsequent to the Closing Date and which, in the judgment of the Board of Directors of Purchaser, made in good faith and based upon advice of its counsel, makes it advisable to proceed with the transaction contemplated by this Agreement.

       Section 6.3 FISCAL CONDITION OF BUSINESS. There shall have been no material adverse change in the Villa Assets and the Villa Assets shall not have suffered any material loss or damage, since the date of this Agreement.

       Section 6.4 CONSENTS. All approvals, authorizations and consents required to be obtained shall have been obtained, including, without limitation,
(i) the consent of the United States Department of the Interior Bureau of Indian Affairs to the assignment of the Villa Ground Lease to the Purchaser, (ii) the consent of the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Act, if required; and (iii) the approval of every regulatory agency of federal, state, or local government that may be required in the opinion of either Purchaser or Sellers. Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to Purchaser and its counsel, of the granting of such approvals, authorizations and consents.

                                     ARTICLE VII
                                 CONDITIONS OF SELLER

       The obligations of Sellers to effect the transaction contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

       Section 7.1 COMPLIANCE BY PURCHASER. Purchaser shall have performed and complied with all material obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement.

       Section 7.2 LITIGATION AFFECTING THIS TRANSACTION. There shall be no actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement and which, in the judgment of Sellers, made in good faith and based upon advice of its counsel, makes it advisable to proceed with the transaction contemplated by this Agreement.

       Section 7.3 CONSENTS. All approvals, authorizations and consents required to be obtained shall have been obtained, including, without limitation,
(i) the consent of the United States Department of the Interior Bureau of Indian Affairs to the assignment of the Villa Ground Lease to the Purchaser, (ii) the consent of the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Act, if required; and (iii) the approval of every regulatory agency of federal, state, or local government that may be required in the opinion of either Purchaser or Sellers. Sellers shall have been furnished with appropriate evidence, reasonably satisfactory to Sellers and its counsel, of the granting of such approvals, authorizations and consents.

                                     ARTICLE VIII
                                   INDEMNIFICATION

       Section 8.1 INDEMNIFICATION BY SELLERS. Sellers agrees that they will jointly and severally indemnify, defend, protect and hold harmless Purchaser and its officers, shareholders, directors, agents, employees, legal representatives, successors and assigns from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), whether arising out of occurrences prior to, at, or after the date of this Agreement, from: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Sellers, set forth in this Agreement or in the Schedules attached to this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Sellers made in this Agreement and to be performed by Sellers before or after the Closing Date; (c) violation of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of the Company arising or accrued prior to the Closing Date; and (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b), or (c) of this Section 8.1 of this Agreement has occurred.

       Section 8.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees that it will indemnify, defend, protect and hold harmless Sellers and its officers, shareholders, directors, agents, employees, heirs, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), incurred by it, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Purchaser set forth in this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Purchaser made in this Agreement and to be performed by Purchaser before or after the Closing Date; (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b), or (c) of this Section 8.2 has occurred.

       Section 8.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

       (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with any respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Such notice shall state the amount of the claim and the relevant details thereof.

       (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party pursuant to the provisions of Article VIII, as applicable, from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

       (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In the case of (c)(ii) or (c)(iii) above, any such consent to judgment or settlement shall include, as an unconditional term thereof, the release of the Indemnifying Party from all liability in connection therewith.

       (d) If any condition set forth in Section 8.3(b) above is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Article VIII.

       Section 8.4 PROCEDURE FOR NON-THIRD PARTY CLAIMS. If Purchaser or Sellers wishes to make a claim for indemnity under Section 8.1 or Section 8.2, as applicable, and the claim does not arise out of a third party notification which makes the provisions of Section 8.3 applicable, the party desiring indemnification ("Indemnified Party") shall deliver to the party from which indemnification is sought ("Indemnifying Party") a written demand for indemnification ("Indemnification Demand"). The Indemnification Demand shall state: (a) the amount of losses, damages or expenses to which the Indemnified Party has incurred or has suffered or is expected to incur or suffer to which the Indemnified Party is entitled to indemnification pursuant to Section 8.1 or
Section 8.2, as applicable; (b) the nature of the event or occurrence which entitles the Indemnified Party to receive payment under Section 8.1 or Section 8.2, as applicable. If the Indemnifying Party wishes to object to an Indemnification Demand, the Indemnifying Party must send written notice to the Indemnified Party stating the objections and the grounds for the objections ("Indemnification Objection"). If no Indemnification Objection is sent within thirty (30) days after the Indemnification Demand is sent, the Indemnifying Party shall be deemed to have acknowledge the correctness of the claim or claims specified in the Indemnification Demand and shall pay the full amount claimed in the Indemnification Demand within forty-five (45) days of the day the Indemnification Demand is dated. If for any reason the Indemnifying Party does not pay the amounts claimed in the Indemnification Demand, within thirty days of the Indemnification Demand's date, the Indemnified Party may institute legal proceedings to enforce payment of the indemnification claim contained in the Indemnification Demand and any other claim for indemnification that the Indemnified Party may have.

       Section 8.5 SURVIVAL OF CLAIM. All of the respective representations, warranties and obligations of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement as follows: (i) all representations and warranties pertaining to federal, state and local taxes, including, without limitation, the representations and warranties set forth in
Section 3.11 shall survive until the expiration of the applicable statute of limitations on any claim which can be brought against the Company by tax authorities or governmental agencies or governmental units and (ii) all representations and warranties other than set forth in (i) above shall survive until two years from the Closing Date. Notwithstanding the prior sentence which provides that the representations and warranties expire after certain stated periods of time, if within the stated period of time, a notice of a claim for indemnification or Indemnification Demand is given, or a suit or action based upon representation or warranty is commenced, the Indemnified Party shall not be precluded from pursuing such claim or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim or action, by reason of the expiration of the representation or warranty.

       Section 8.6 PROMPT PAYMENT. In the event that any party is required to make any payment under this Article VIII, such party shall promptly pay the Indemnifying Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article VIII, the Indemnifying Party shall, nevertheless, pay when due such portion, if any, of the obligation as shall not be subject to dispute. The portion in dispute shall be paid upon a final and non-appealable resolution of such dispute. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

                                      ARTICLE IX
                                   OTHER PROVISIONS

       Section 9.1 ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties hereunder may be assigned by Purchaser to any corporation or entity which is wholly owned by the Purchaser. Except as set forth in the prior sentence, this Agreement may not be assigned by the parties hereto. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

       Section 9.2 ENTIRE AGREEMENT. This Agreement, is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as the Agreement. The Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior to contemporaneous discussions, correspondence, or oral or written agreements of any kind. The parties to this Agreement have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to the Agreement and the transactions contemplated hereby.

       Section 9.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

       Section 9.4 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

       (a)    If to Purchaser, addressed to it at:

                     President
                     1150 First Avenue, Suite 900
                     King of Prussia, Pa.  19406
                     with a copy to:

                     Robert M. Kramer, Esq.
                     Robert M. Kramer & Associates, P.C.
                     1150 First Avenue, Suite 900
                     King of Prussia, Pennsylvania  19406

       (b)    If to Sellers, addressed to them at:

                     Mark Bragg
                     801 E. Tahquitz Canyon Way, Suite 101
                     Palm Springs, California  92262

                     James Schlecht
                     801 E. Tahquitz Canyon Way, Suite 100
                     Palm Springs, California  92263-2744

                     with a copy to:

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and five business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 9.4.

       Section 9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

       Section 9.6 NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

       Section 9.7   TIME OF THE ESSENCE.  Time is of the essence of this
Agreement.

       Section 9.8 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

       Section 9.9 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed form this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

       Section 9.10 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "Including" means included, without limitation.

       Section 9.11 EXTENSION OR WAIVER OF PERFORMANCE. Either Sellers or Purchaser may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, provided that any such extension or waiver shall be in writing and signed by Sellers and Purchaser.

       Section 9.12 LIABILITIES OF THIRD PARTIES. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective officers, shareholders, directors, affiliates, subsidiaries, parents, agents, employees, legal representatives, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third parson any rights of subrogation or action over or against any party to this Agreement.

       Section 9.13  ARBITRATION.

       (a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Los Angeles, California, in accordance with the commercial rules (the "Rules") of the American Arbitration Association then obtaining, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularly with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

       (b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

       (c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be taken, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party's discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

       (d) The award pursuant to such arbitration will be final, binding and conclusive.

       (e) Counsel to Sellers and Purchaser in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all proceedings under this Section or in any other proceeding (collectively, "Proceedings"). Sellers and Purchaser, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

       Section 9.14 COUNTERPARTS. This Assignment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                            EPIC RESORTS PALM SPRINGS MARQUIS VILLAS, INC.


                            By:  /s/ Thomas F. Flatley
                               ------------------------------------------------
                                   Thomas F. Flatley
                                   President

                            PALM SPRINGS MARQUIS, INC.


                            By: /s/ Mark A. Bragg
                               ------------------------------------------------
                                   Mark A. Bragg
                                   President

                               /s/ Mark A. Bragg
                            ---------------------------------------------------
                            Mark A. Bragg, Individually as Shareholder

                                   Schedule 1.2(a)
                                   Promissory Note

                                   Schedule 1.2(a)

                                   PROMISSORY NOTE

May 25, 1998
Montgomery County, Pennsylvania

       FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned (each jointly and severally and herein collectively referred to and obligated as "Debtor") promises to pay to the order of EPIC RESORTS, INC. ("Lender") at its offices in Montgomery County, Pennsylvania, or at any other location that Lender may designate, in lawful money of the United States, the Principal sum of Two Hundred Fifty Thousand -- and -- 00/100 Dollars, together with the interest that accrues on the unpaid principal balance of this Note.

INTEREST shall accrue on the unpaid principal balance of this Note at the rate of ten (10%) percent per annum.

INTEREST ACCRUAL - Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a year of three hundred and sixty (360) days. Interest shall continue to accrue on the principal at the rate(s) specified above notwithstanding any demand for payment, acceleration and/or the entry of judgment against any Obligor ("Obligor", as used herein, includes Debtor and all other persons liable, whether sole, joint or several, absolutely or contingently, on any of the Obligations, including endorsees, sureties and guarantors), until all amounts owing on this Note have been paid in full.

PREPAYMENT - This Note may be prepaid, in whole or in part, without penalty. However, any prepayment shall be applied to the installments payable hereunder in their inverse order of maturity (last installment due credited first) and the number of installments shall be correspondingly reduced. No prepayment shall reduce the amount of or relieve Debtor form paying any scheduled installment until the principal and interest of this Note has been paid in full.

LATE PAYMENTS - If any payment of principal or interest is not received in full by Lender within ten (10) days after the due date thereof, there shall be added to the Obligations a late charge equal to four cents ($.04) for each dollar ($1.00) of the amount past due. This late charge shall be immediately due and payable, without notice or demand. Any payments received after 3:00 p.m. shall be deemed to have been received on the next Bank day.

EVENTS OF DEFAULT- Each of the following shall constitute an "Event of Default":
(1) the nonpayment within five (5) days of its due date of any amount payable under this Note or of any amount when due under or on any of the Obligations, or the failure of any Obligor to observe or perform any agreement of any nature whatsoever with Lender; (2) any Obligor becomes insolvent or makes an assignment for the benefit of creditors, or a petition is filed by or against any Obligor under any state or federal law or statute alleging that Obligor is insolvent or unable to pay debts as they mature or under any provisions of the Federal Bankruptcy Code; (3) the entry of any judgment against any Obligor which remains unsatisfied for fifteen (15) days or the issuing of any attachment, levy or garnishment against any property of any Obligor, or the occurrence of any substantial change in the financial condition of any Obligor which, in this sole, reasonable judgment of Lender, is materially adverse; (4) the dissolution, merger, consolidation or reorganization of any Obligor which is a corporation or partnership without the prior written consent of Lender; and (5) the death, incarceration or adjudication of legal incompetence of any Obligator who is a natural person.

LENDER'S RIGHTS UPON DEFAULT - Upon the occurrence of any Event of Default, and without the necessity of giving any prior written notice to any Obligor, Lender may do any or all of the following: (1) Accelerate the maturity of this Note and all amounts payable hereunder and demand immediate payment thereof; (2) Against Debtor and commence any other legal action on this; (3) Exercise its right of set-off and all of the rights and remedies of a secured party under the Pennsylvania Uniform Commercial Code (or under the laws of any other jurisdiction in which any collateral security for the obligations may be located), and all of its rights and remedies under any security agreement, pledge agreement, mortgage, power, or other document issued in connection with or arising out of or relating to any of the Obligations (the "Loan Documents"); and (4) Upon five (5) days prior written notice to Debtor, Lender may at its option begin accruing interest, in addition to the interest provided for above, if any, at a rate not to exceed five percent (5%) per annum on the unpaid principal, which interest shall be paid upon demand; however, no interest shall accrue in excess of the maximum amount then allowed by law.

COLLECTION - To the extent permitted by law, Debtor: (1) waives the right of inquisition on any real estate levied on, voluntarily condemns the same, authorizes the prothonotary or clerk to enter upon the Writ of Execution this voluntary condemnation and agrees that any real estate may be sold on a Writ of Execution; (2) waives and releases all relief from all appraisement, stay, exemption or appeal laws of any state now in force or hereafter enacted; and (3) releases all errors in such proceedings. If a copy of this Note, verified by affidavit by or on behalf of Lender shall have been filed in such action, it shall not be necessary to file the original Note as a warrant of attorney.

APPLICATION OF FUNDS- All sums realized by Lender on account of the Obligations, from whatever source received, shall be applied first to any fees and expenses (including attorneys' fees) incurred by Lender, second to accrued and unpaid interest and late charges, and then to principal. Debtor waives and releases any right to require Lender to collect any of the Obligations from any collateral under any theory of marshalling of assets or otherwise. Debtor authorizes Lender to apply the proceeds of any collateral in which Obligor has any right, title or interest against any of the obligations in any manner or order that Lender may determine.

PAYMENT OF COSTS AND ATTORNEYS' FEES - Debtor shall be liable, and shall reimburse Lender on demand, for all attorneys' fees and expenses incurred by Lender in the event that Lender engages an attorney to represent it in connection with (1) any alleged default by any Obligor under any of the Loan Documents issued in connection with or arising out of any of the Obligations,
(2) the enforcement of any of the Lender's rights and remedies under any of the Loan documents, (3) any potential and/or actual Bankruptcy or other insolvency proceedings commenced by or against any Obligor and/or (4) any potential and/or actual litigation arising out of or related to any of the foregoing, the Loan Documents or any of the Obligations. Debtor shall also be liable and shall reimburse Lender on demand for all other cost and expenses incurred by Lender in connection with the collection, preservation and/or liquidation of any collateral security for any of the Obligations and/or in the enforcement of any Obligor's obligations under this Note.

MISCELLANEOUS - Debtor hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. To the extent permitted by law, Debtor hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note. The rights and privileges of Lender under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Debtor made in connection with this Note shall bind Debtor's personal representatives, heirs, successors and assigns. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein. The waiver or failure of Lender to exercise any right or remedy to which it may be entitled in any Event of Default shall not be deemed to be a waiver in any subsequent Event of Default. The rights and remedies of Lender under this Note and the other Loan Documents shall be in addition to any other rights and remedies available to Lender at law or in equity, all of which may be exercised singly or concurrently. This Note has been delivered to and accepted by Lender in Pennsylvania and shall be governed by the laws of that State. The parties agree to the exclusive jurisdiction of the federal and state courts located in Pennsylvania in connection with any matter arising hereunder, including the collection and enforcement hereof, except as Lender may otherwise elect.

       IN WITNESS WHEREOF, Debtor has duly executed this Note the day and year first above written and has hereunder set hand and seal.


                                          By:  /s/ Mark Bragg
                                             ----------------------------------
                                              Mark Bragg, President of
                                              Palm Springs Marquis, Inc.


                                          By:  /s/ Mark Bragg
                                             ----------------------------------
                                             Mark Bragg, Individually as
                                             shareholder

                                  Schedule 1.2(b)(i)
                          Third Ground Lease and Amendments

                              PURCHASE AGREEMENT

                 REGARDING PALM SPRINGS MARQUIS VILLAS, INC.

                                   BETWEEN

               EPIC RESORTS - PALM SPRINGS MARQUIS VILLAS, INC.

                          PALM SPRINGS MARQUIS, INC.

                                     and

                                  MARK BRAGG

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I - Loan, Consideration and Closing. . . . . . . . . . . . . . . .     1

     Section 1.1    Incorporation of Recitals. . . . . . . . . . . . . . .     1
     Section 1.2    Loan, Time and Place for Closing . . . . . . . . . . .     1
     Section 1.2    Villa Assets . . . . . . . . . . . . . . . . . . . . .     2
     Section 1.3    Non-Assumption of Liability. . . . . . . . . . . . . .     3
     Section 1.4    Existing Loans . . . . . . . . . . . . . . . . . . . .     4
     Section 1.5    Agreement to Sell Villa Assets; Consideration. . . . .     4
     Section 1.6    Closing Date . . . . . . . . . . . . . . . . . . . . .     6
     Section 1.7    Termination. . . . . . . . . . . . . . . . . . . . . .     7

ARTICLE II - Condition of Title. . . . . . . . . . . . . . . . . . . . . .     8

     Section 2.1    Owners Title Policy. . . . . . . . . . . . . . . . . .     8
     Section 2.2    Permitted Exceptions . . . . . . . . . . . . . . . . .     8
     Section 2.3    Survey . . . . . . . . . . . . . . . . . . . . . . . .     8

ARTICLE III - Representations and Warranties of Sellers. . . . . . . . . .     8

     Section 3.1    Organization and Standing. . . . . . . . . . . . . . .     8
     Section 3.2    Condition of Personal Property . . . . . . . . . . . .     9
     Section 3.3    Condition of Villa Improvements. . . . . . . . . . . .     9
     Section 3.4    Environmental Compliance . . . . . . . . . . . . . . .    10
     Section 3.5    Title. . . . . . . . . . . . . . . . . . . . . . . . .    11
     Section 3.6    Policies of Insurance. . . . . . . . . . . . . . . . .    11
     Section 3.7    Employees, Pension, and ERISA. . . . . . . . . . . . .    12
     Section 3.8    Legal Proceedings. . . . . . . . . . . . . . . . . . .    12
     Section 3.9    Legal Compliance . . . . . . . . . . . . . . . . . . .    12
     Section 3.10   Transaction Intermediaries . . . . . . . . . . . . . .    13
     Section 3.11   Disclosure . . . . . . . . . . . . . . . . . . . . . .    13

ARTICLE IV - Representations and Warranties of Purchaser . . . . . . . . .    13

     Section 4.1    Organization and Existence . . . . . . . . . . . . . .    13
     Section 4.2    Authority Relative to this Agreement . . . . . . . . .    13

ARTICLE V - Additional Agreements of the Parties . . . . . . . . . . . . .    14

     Section 5.1    Access to Records. . . . . . . . . . . . . . . . . . .    14
     Section 5.2    Continuation of Business . . . . . . . . . . . . . . .    14
     Section 5.3    Continuation of Insurance. . . . . . . . . . . . . . .    14
     Section 5.4    Standstill Agreement . . . . . . . . . . . . . . . . .    14
     Section 5.5    Consents . . . . . . . . . . . . . . . . . . . . . . .    14

ARTICLE VI - Conditions of Purchaser . . . . . . . . . . . . . . . . . . .    14

     Section 6.1    Compliance by Sellers. . . . . . . . . . . . . . . . .    14
     Section 6.2    Litigation Affecting This Transaction. . . . . . . . .    15
     Section 6.3    Fiscal Condition of Business . . . . . . . . . . . . .    15
     Section 6.4    Consents . . . . . . . . . . . . . . . . . . . . . . .    15

ARTICLE VII - Conditions of Seller . . . . . . . . . . . . . . . . . . . .    15

     Section 7.1    Compliance by Purchaser. . . . . . . . . . . . . . . .    15
     Section 7.2    Litigation Affecting This Transaction. . . . . . . . .    15
     Section 7.3    Consents . . . . . . . . . . . . . . . . . . . . . . .    16

ARTICLE VIII - Indemnification . . . . . . . . . . . . . . . . . . . . . .    16

     Section 8.1    Indemnification by Sellers . . . . . . . . . . . . . .    16
     Section 8.2    Indemnification by Purchaser . . . . . . . . . . . . .    16
     Section 8.3    Procedure for Indemnification with Respect to Third
                     Party Claims. . . . . . . . . . . . . . . . . . . . .    16
     Section 8.4    Procedure for Non-Third Party Claims . . . . . . . . .    18
     Section 8.5    Survival of Claim. . . . . . . . . . . . . . . . . . .    18
     Section 8.6    Prompt Payment . . . . . . . . . . . . . . . . . . . .    18

ARTICLE IX - Other Provisions. . . . . . . . . . . . . . . . . . . . . . .    19

     Section 9.1    Assignment; Binding Effect; Amendment. . . . . . . . .    19
     Section 9.2    Entire Agreement . . . . . . . . . . . . . . . . . . .    19
     Section 9.3    Counterparts . . . . . . . . . . . . . . . . . . . . .    19
     Section 9.4    Notices. . . . . . . . . . . . . . . . . . . . . . . .    19
     Section 9.5    Governing Law. . . . . . . . . . . . . . . . . . . . .    20
     Section 9.6    No Waiver. . . . . . . . . . . . . . . . . . . . . . .    20
     Section 9.7    Time of the Essence. . . . . . . . . . . . . . . . . .    20
     Section 9.8    Captions . . . . . . . . . . . . . . . . . . . . . . .    20
     Section 9.9    Severability . . . . . . . . . . . . . . . . . . . . .    20
     Section 9.10   Construction . . . . . . . . . . . . . . . . . . . . .    20
     Section 9.11   Extension or Waiver of Performance . . . . . . . . . .    21
     Section 9.12   Liabilities of Third Parties . . . . . . . . . . . . .    21
     Section 9.13   Arbitration. . . . . . . . . . . . . . . . . . . . . .    21
     Section 9.14   Counterparts . . . . . . . . . . . . . . . . . . . . .    22

                            SECTION OF DISCLOSURE SCHEDULE

1.2(a)         Promissory Note

1.2(b)(i)      Third Ground Lease and Amendments

1.2(b)(iv)     Villa Personal Property

1.2(b)(vi)     Villa Licenses and Permits

1.2(b)(x)      Villa Warranties

2.2            Permitted Exceptions to Real Property Title

3.4            Environmental Compliance

3.6            Insurance Policies, Performance Bonds and Letters of Credit

3.8            List and Synopsis of All Litigation

3.9            Required Consents